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                                    EXHIBIT 5

                    Opinion of Sheehan Phinney Bass + Green,
                   Professional Association regarding legality

                               September 30, 2002



Oxford Health Plans, Inc.
48 Monroe Turnpike
Trumbull, CT   06611

      Re: Oxford Health Plans, Inc. 2002 Non-Employee Director Stock Option Plan Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of up to 650,000 shares of common stock, $.01 par value, of Oxford Health Plans, Inc. (the "Company") to be issued under the Oxford Health Plans, Inc. 2002 Non-Employee Director Stock Option Plan (the "Plan").

      In connection with rendering our opinion, we have examined originals, or photostatic or certified copies, of all such corporate records of the Company and of all such agreements, communications and other documents as we have deemed relevant and necessary as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

      Based upon the above, and having regard for the legal considerations that we have deemed relevant, we are of the opinion that the shares, when issued in accordance with the terms of the Plan and award agreements thereunder, will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

                              Very truly yours,

                              SHEEHAN PHINNEY BASS + GREEN,
                                PROFESSIONAL ASSOCIATION